                                                                   EXHIBIT 10.10

                              FOIL SUPPLY AGREEMENT

                                     between

                             NOVELIS DO BRASIL LTDA.

                                  (as Supplier)

                                       and

                        ALCAN EMBALAGENS DO BRASIL LTDA.

                                 (as Purchaser)

         IN CONNECTION WITH NOVELIS' OPERATIONS AT UTINGA, SANTO ANDRE,

                     SAO PAULO STATE, BRAZIL, SOUTH AMERICA

         DATED DECEMBER ____, 2004 WITH EFFECT AS OF THE EFFECTIVE DATE

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                                TABLE OF CONTENTS

                                                            PAGE
1.   DEFINITIONS AND INTERPRETATION......................     2

2.   PURCHASE AND SUPPLY.................................     7

3.   TEMPORARY PLANT CLOSURE.............................     8

4.   FORCE MAJEURE.......................................     9

5.   PRICE AND PAYMENT; COMPENSATION AMOUNTS.............    10

6.   ASSIGNMENT..........................................    13

7.   EARLY TERMINATION...................................    13

8.   REPRESENTATIONS AND WARRANTIES......................    14

9.   CONFIDENTIALITY.....................................    15

10.  DISPUTE RESOLUTION..................................    16

11.  MISCELLANEOUS.......................................    17

Annex A - Contract Price
Annex B - Specifications

                             FOIL SUPPLY AGREEMENT

THIS AGREEMENT entered into in the City of Sao Paulo, Brazil, is dated December ____, 2004, with effect as of the Effective Date.

BETWEEN: NOVELIS DO BRASIL LTDA., a Brazilian limited liability company incorporated under the laws of Brazil (the "SUPPLIER");

AND: ALCAN EMBALAGENS DO BRASIL LTDA., a Brazilian limited liability company incorporated under the laws of Brazil (the "PURCHASER").

RECITALS:

WHEREAS Alcan Inc. and Novelis Inc. have entered into a Separation Agreement pursuant to which they set out the terms and conditions relating to the separation of the Separated Businesses from the Remaining Alcan Businesses (each as defined therein), such that the Separated Businesses are to be held, as at the Effective Time (as defined therein), directly or indirectly, by Novelis Inc. (such agreement, as amended, restated or modified from time to time, the "SEPARATION AGREEMENT").

WHEREAS the Separated Businesses (as defined in the Separation Agreement) to be held by Novelis include the manufacture by the Supplier (being a wholly-owned Subsidiary of Novelis) of rolled aluminum, in particular aluminum foil conforming to the Specifications (as defined below), including at the Supplier's plant located at Utinga, Santo Andre, Sao Paulo State, Brazil.

WHEREAS Alcan's business includes, inter alia, the manufacture by the Purchaser (being a wholly-owned Subsidiary of Alcan Inc.) of packaging products incorporating aluminum foil, including at the Purchaser's plant located at Maua, Sao Paulo State, Brazil.

WHEREAS the Supplier wishes to supply, and the Purchaser wishes to purchase, subject to the terms and conditions of this Agreement, certain minimum quantities of Foil (as defined below), as set out herein.

WHEREAS the Parties have entered into this Agreement in order to set forth such terms and conditions.

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:

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                                     - 2 -

1.    DEFINITIONS AND INTERPRETATION

1.1   DEFINITIONS

      For the purposes of this Agreement the following terms and expressions and variations thereof shall, unless another meaning is clearly required in the context, have the meanings specified or referred to in this Section 1.1:

      "AFFECTED PARTY" has the meaning set forth in Section 4.1.

      "AFFILIATE" of any Person means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such first Person as of the date on which or at any time during the period for when such determination is being made. For purposes of this definition, "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise and the terms "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing.

      "AGREEMENT" means this Foil Supply Agreement, including all of the Annexes hereto.

      "ALCAN GROUP" means Alcan Inc. and its Subsidiaries from time to time on and after the Effective Date.

      "APPLICABLE LAW" means any applicable law, statute, rule or regulation of any Governmental Authority or any outstanding order, judgment, injunction, ruling or decree by any Governmental Authority.

      "BASE CONTRACT TONNAGE AMOUNT" means 5,500 Tonnes, or such other amount as may be agreed to by the Parties in writing.

      "BUSINESS CONCERN" means any corporation, company, limited liability company, partnership, joint venture, trust, unincorporated association or any other form of association.

      "BUSINESS DAY" means any day excluding (i) Saturday, Sunday and any other day which, in Sao Paulo, Sao Paulo State, Brazil, is a legal holiday or
      (ii) a day on which banks are authorized by Applicable Law to close in Sao Paulo, Sao Paulo State, Brazil.

      "COMMERCIALLY REASONABLE EFFORTS" means the efforts that a reasonable and prudent Person desirous of achieving a business result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible in the context of commercial relations of the type contemplated in this Agreement; provided, however, that an obligation to use Commercially Reasonable Efforts under this Agreement does not require the Person subject to that obligation to

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                                     - 3 -

      assume any material obligations or pay any material amounts to a Third Party or take actions that would reduce the benefits intended to be obtained by such Person under this Agreement.

      "CONFIDENTIAL INFORMATION" has the meaning set forth in Section 9.1.

      "CONSENT" means any approval, consent, ratification, waiver or other authorization.

      "CONTRACT PRICE" means the price per Tonne, payable by the Purchaser for Foil, as determined in accordance with Section 5, consisting of (i) in case of price denominated in Dollars, the aggregate of the Conversion Price and the Metal Price, or (ii) in case of price denominated in Reais, the Local Currency Price.

      "CONVERSION PRICE" means that part of the Contract Price denominated in Dollars, reflecting the conversion by the Supplier of aluminum metal to Foil, set out in Part 2 of ANNEX A in respect of each classification of Foil, subject to the application of Section 5.2.

      "DATE OF DELIVERY" means the date on which Foil supplied by the Supplier is delivered FOB at the Supplier Facility.

      "DEFAULTING PARTY" has the meaning set forth in Section 7.

      "DISPUTE" has the meaning set forth in Section 10.1.

      "DOLLAR" or "$" means the lawful currency of the United States of America.

      "DOLLAR REFERENCE VALUE" has the meaning set forth in Section 5.4.

      "EFFECTIVE DATE" means thedate on which Purchaser becomes a Subsidiary of Alcan Participacoes Ltda, which date is currently expected to be on or before December 31, 2004.

      "ESCALATION NOTICE" has the meaning set out in Section 10.2.

      "ESTIMATED REQUIREMENTS BUDGET" has the meaning set forth in Section 2.4.

      "EXCHANGE RATE DIFFERENTIAL" has the meaning set out in Section 5.5.

      "EVENT OF DEFAULT" has the meaning set forth in Section 7.

      "EXCHANGE RATE" means, on any day, in respect of any amount in Reais, the selling currency rate for Dollars published by the Brazilian Central Bank (PTAX 800) on such day, and in respect of any amount in Dollars, the selling currency rate for Reais published by the Brazilian Central Bank (PTAX 800) on such day.

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                                     - 4 -

      "FOB" means, to the extent not inconsistent with the terms of this Agreement, FOB as defined in Incoterms 2000, published by the ICC, Paris, France, as amended from time to time.

      "FOIL" means aluminum foil conforming to the Specifications, produced by the Supplier at the Supplier Facility.

      "FORCE MAJEURE" has the meaning set forth in Section 4.2.

      "GOVERNMENTAL AUTHORITY" means any court, arbitration panel, governmental or regulatory authority, agency, stock exchange, commission or body.

      "GOVERNMENTAL AUTHORIZATION" means any Consent, license, certificate, franchise, registration or permit issued, granted, given or otherwise made available by, or under the authority of, any Governmental Authority or pursuant to any Applicable Law.

      "HEAVY GAUGE FOIL" means Foil with thickness greater than 0.051mm and less than 0.200mm.

      "ICC" means the International Chamber of Commerce.

      "INCOTERMS 2000" means the set of international rules updated in the year 2000 for the interpretation of the most commonly used trade terms for foreign trade, as published by the ICC.

      "INTERMEDIATE GAUGE FOIL" means Foil with thickness greater than 0.021mm and less than 0.050mm.

      "LIABILITIES" has the meaning set forth in the Separation Agreement.

      "LME CASH" means for any Month, the arithmetic average LME 3-Month seller's price for Primary High Grade Aluminum, as published in Metal Bulletin on each day during the Month preceding such Month. For the avoidance of doubt, LME Cash for the Month of April will be based on aluminum prices published during the Month of March.

      "LOCAL CURRENCY PRICE" means the price per Tonne, payable by the Purchaser for Foil, denominated in Reais, set out in Part 1 of ANNEX A in respect of each classification of Foil, subject to the application of Section 5.2.

      "METAL PRICE" means, at any time, the sum of the LME Cash at such time and the Premium.

      "MONTH" means each calendar month throughout the Term of this Agreement.

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                                     - 5 -

      "NOVELIS GROUP" means Novelis Inc. and its Affiliates from time to time on and after the Effective Date.

      "PARTY" means each of the Purchaser and the Supplier, as a party to this Agreement and "PARTIES" means both of them.

      "PERSON" means any individual, Business Concern or Governmental Authority.

      "PREMIUM" means, for any Month, the amount, in Dollars, which is the lowest market premium (i.e. market price less the LME Cash amount for such Month) paid by the Supplier for aluminum ingot code P1020 purchased by the Supplier in Brazil in such Month.

      "PURCHASER" has the meaning set forth in the Preamble to this Agreement.

      "PURCHASER'S ESTIMATED PURCHASE BUDGET" has the meaning set out in Section 2.4(i).

      "REAIS" or "R$" means the lawful currency of Brazil.

      "REPRESENTATIVES" means, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

      "SALES TAXES" means any sales, use, consumption, goods and services, value added or similar tax, duty or charge imposed pursuant to Applicable Law.

      "SEPARATION AGREEMENT" has the meaning set out in the Preamble to this Agreement.

      "SPECIFICATIONS" means specifications for aluminum foil as set out in ANNEX B.

      "SUBSIDIARY" of any Person means any corporation, partnership, limited liability entity, joint venture or other organization, whether incorporated or unincorporated, of which a majority of the total voting power of capital stock or other interests entitled (without the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, is at the time owned or controlled, directly or indirectly, by such Person.

      "SUPPLIER" has the meaning set forth in the Preamble to this Agreement.

      "SUPPLIER FACILITY" means the production facility of the Supplier at Utinga, Sto. Andre, Sao Paulo State, Brazil.

      "TERM" has the meaning set forth in Section 1.4.

      "TERMINATING PARTY" has the meaning set forth in Section 7.

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                                     - 6 -

      "THIN GAUGE FOIL" means Foil of thickness which is greater than 0.0063 mm and less than 0.020mm.

      "THIRD PARTY" means a Person that is not a Party to this Agreement, other than a member of Alcan Group or a member of Novelis Group.

      "THIRD PARTY CLAIM" has the meaning set forth in the Separation Agreement.

      "TONNE" means 1,000 kilograms.

      "US CPI" means the Consumer Price Index for All Urban Consumers, as published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor.

      "YEAR" means each period of 12 consecutive Months throughout the Term of this Agreement, commencing on the Effective Date.

1.2   CURRENCY

      All references to currency herein are to Reais or to Dollars, as specified in each case.

1.3   EFFECTIVENESS

      This Agreement shall come into effect on the Effective Date. The Supplier's obligations to supply Foil and the Purchaser's obligations to purchase Foil under this Agreement shall commence on the Effective Date.

1.4   TERM

      The term of this Agreement (the "TERM") shall be from the Effective Date until the date which is the five (5) year anniversary thereof, unless terminated earlier as contemplated in Section 1.5.

1.5   TERMINATION

      This Agreement shall terminate:

      (a)   upon expiry of the Term;

      (b) upon the mutual agreement of the Parties prior to the expiry of the Term;

      (c)   pursuant to Section 4.6 as a result of Force Majeure; or

      (d)   upon the occurrence of an Event of Default, in accordance with
            Section 7.

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                                     - 7 -

2.    PURCHASE AND SUPPLY

2.1 The Purchaser agrees to purchase Foil from the Supplier, and the Supplier agrees to sell Foil to the Purchaser, all in accordance with and subject to the terms of this Agreement.

2.2 The Purchaser shall place orders in writing (in accordance with Section 11.3) for deliveries of Foil by the Supplier, which orders shall identify the amount (in Tonnes) of Foil to be supplied and the date of delivery. All deliveries hereunder shall be made on the basis of FOB the Supplier Facility. The date of delivery specified in such notice shall be at least the following number of days after the date of the order:

            (i)   7 days, in case of PTM or Flex Alloy Foil;

            (ii)  10 days, in case of non-PTM or AA1145 Alloy (cable) Foil;

            (iii) 21 days, in case of non-PTM Flex and Master Alloy Foil; and

            (iv)  30 days, in case of non-PTM AA8006 e AA1145 Alloy Foil.

2.3 The Supplier shall deliver the amount of Foil identified in each order no later than the date of delivery identified in such order, and if no date of delivery is identified in such order, no later than such number of days after receipt by it of such order as is identified in paragraphs 2.2(i) to 2.2(iv) in respect of the applicable classification of Foil.

2.4 No later than September 30 in each Year, the Purchaser will provide to the Supplier

            (i) an estimate of the quantity of Foil it will purchase from the Supplier (the "PURCHASER'S ESTIMATED PURCHASE BUDGET") for the following Year identifying the Purchaser's estimate of the volume, in Tonnes, of Foil to be supplied by the Supplier to the Purchaser in the following Year, provided that a third of the Purchaser's Estimated Purchase Budget shall be in respect of Thin Gauge Foil, a third shall be in respect of Intermediate Gauge Foil and a third shall be in respect of Heavy Gauge Foil; the Purchaser shall use its Commercially Reasonable Efforts to make the estimates set forth in the Purchaser's Estimated Purchase Budget accurate but shall not be bound by such estimates.

            (ii) an estimate of the quantity of Foil which the Purchaser will require in the following year (in total) for its production operations in Maua, Brazil (the "ESTIMATED REQUIREMENTS BUDGET").

2.5 The Purchaser shall provide to the Supplier, on the 27th day of each Month (or if such day is not a Business Day, on the Business Day most recently preceding the 27th day of such Month), a forecast, in Tonnes, of the quantity of Foil to be purchased by the Purchaser hereunder in the next succeeding 3 Months. The Purchaser shall utilize its Commercially Reasonable Efforts to make such forecasts accurate, but shall not be bound by such forecasts. The Purchaser shall place orders for deliveries of Foil in each Month a quantity of Foil equal to no less than 90% of the forecast provided for such Month pursuant to this Section 2.5 and no more than 110% of such forecast.

2.6 The Purchaser shall be obligated to purchase hereunder a volume of Foil in the Year commencing on the Effective Date equal to *** Tonnes. The Purchaser shall be obligated to purchase hereunder a volume of Foil in each subsequent Year equal to (i) at least 85% of the quantity set out in the Purchaser's Estimated Purchase Budget for such Year delivered by the Purchaser pursuant to Section 2.4(i), and (ii) at least 70% of the Estimated Requirements Budget for such Year delivered by the Purchaser pursuant to Section 2.4(ii).

2.7 The Supplier shall be obligated hereunder to deliver Foil hereunder in accordance with orders placed by the Purchaser, provided the Supplier shall be under no obligation to supply in any year a quantity of Foil in excess of 115% of the Base Contract Tonnage Amount, in accordance with the product mix identified in Section 2.4(i), provided that should market circumstances result in significant increase or decrease in the availability and supply in the market of either Thin Gauge Foil, Intermediate Gauge Foil or Heavy Gauge Foil, the Parties shall negotiate in good faith a re-allocation of the proportion of each relevant Foil classification to be purchased and supplied hereunder, provided the Base Contract Tonnage Amount, as an aggregate number, shall not change.

2.8 Deliveries shall be made during normal working hours, being 08.00 - 16.00, FOB the Supplier Facility. If the Purchaser requires delivery outside such normal working hours, the Supplier shall use its Commercially Reasonable Efforts to supply Foil as requested by the Purchaser.

2.9 Title and risk of damage to, and loss of, Foil shall pass to the Purchaser at the point of FOB delivery at the Supplier Facility.

3.    TEMPORARY PLANT CLOSURE

3.1 Where the Supplier plans a temporary maintenance closure of, or a period of reduced production at, the plant from which Foil is sourced (or any part of such plant or any individual production unit) and which may affect the Supplier's ability to supply Foil to the Purchaser in accordance with the Supplier's obligations hereunder, it shall notify the Purchaser accordingly not less than 6 (six) Months in advance. The Supplier and the Purchaser will agree an action plan to avoid any bottleneck in the supply of Foil to the Purchaser.

3.2 During any period of temporary closure or reduced production as envisaged in this Section 3, the Supplier shall supply Foil to the Purchaser on a preferential basis.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.    FORCE MAJEURE

4.1   EFFECT OF FORCE MAJEURE

      No Party shall be liable for any loss or damage that arises directly or indirectly through or as a result of any delay in the fulfilment of or failure to fulfil its obligations in whole or in part (other than the payment of money as may be owed by a Party) under this Agreement where the delay or failure is due to Force Majeure. The obligations of the Party affected by the event of Force Majeure (the "AFFECTED PARTY") shall be suspended, to the extent that those obligations are affected by the event of Force Majeure, from the date the Affected Party first gives notice in respect of that event of Force Majeure until cessation of that event of Force Majeure (or the consequences thereof).

4.2   DEFINITION

      "FORCE MAJEURE" shall mean any act, occurrence or omission (or other event), subsequent to the commencement of the Term hereof, which is beyond the reasonable control of the Affected Party including, but not limited to: fires, explosions, accidents, strikes, lockouts or labour disturbances, floods, droughts, earthquakes, epidemics, seizures of cargo, wars (whether or not declared), civil commotion, acts of God or the public enemy, action of any government, legislature, court or other Governmental Authority, action by any authority, representative or organisation exercising or claiming to exercise powers of a government or Governmental Authority, compliance with Applicable Law, blockades, power failures or curtailments, inadequacy or shortages or curtailments or cessation of supplies of raw materials or other supplies, failure or breakdown of equipment of facilities, or any other event beyond the reasonable control of a Party hereto whether or not similar to the events or occurrences enumerated above. In no circumstances shall problems with making payments constitute Force Majeure.

4.3   NOTICE

      Upon the occurrence of an event of Force Majeure, the Affected Party shall promptly give notice to the other Party hereto setting forth the details of the event of Force Majeure and an estimate of the likely duration of the Affected Party's inability to fulfil its obligations under this Agreement. The Affected Party shall use Commercially Reasonable Efforts steps to remove the said cause or causes and to resume, with the shortest possible delay, compliance with its obligations under this Agreement, provided that the Affected Party shall not be required to settle any strike, lockout or labour dispute on terms not acceptable to it. When the said cause or causes have ceased to exist, the Affected Party shall promptly give notice to the other Party that such cause or causes have ceased to exist.

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                                     - 10 -

4.4   PRO RATA ALLOCATION

      If the Supplier's supply of Foil to be delivered to the Purchaser is stopped or disrupted by an event of Force Majeure, the Supplier shall allocate its available supplies of Foil, if any, among any or all of its existing customers whether or not under contract, in a fair and equitable manner. In addition, where the Supplier is the Affected Party, it may (but shall not be required to) offer to supply, from another source, Foil in substitution for Foil subject to the event of Force Majeure to satisfy that amount which would have otherwise been sold and purchased hereunder at a price which may be more or less than the price hereunder.

4.5   CONSULTATION

      Within thirty (30) days of the cessation of the event of Force Majeure, the Parties shall consult with a view to reaching agreement as to the Supplier's obligation to provide, and the Purchaser's obligation to take delivery of, that quantity of Foil that could not be sold and purchased hereunder because of the event of Force Majeure, provided that any such shortfall quantity has not been replaced by substitute aluminum foil pursuant to the terms above.

      In the absence of any agreement by the Parties, failure to deliver or accept delivery of Foil which is excused by or results from the operation of the foregoing provisions of this Section 4 shall not extend the Term of this Agreement and the quantities of Foil to be sold and purchased under this Agreement shall be reduced by the quantities affected by such failure.

4.6   TERMINATION

      (a) If an event of Force Majeure where the Affected Party is the Supplier shall continue for more than ninety (90) days, then the Purchaser shall have the right to terminate this Agreement.

      (b) If an event of Force Majeure where the Affected Party is the Purchaser shall continue for more than ninety (90) days, then the Supplier shall have the right to terminate this Agreement.

5.    PRICE AND PAYMENT; COMPENSATION AMOUNTS

5.1 The Contract Price for Foil purchased and supplied under this Agreement shall be

            (i) if denominated in Dollars, the aggregate of the Metal Price and the Conversion Price applicable to such Foil; and

            (ii) if denominated in Reais, the Local Currency Price applicable to such Foil.

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                                     - 11 -

5.2 Subject to Section 5.3, the Contract Price payable hereunder may be modified as follows:

            (i) the Local Currency Price may be increased by the Supplier on thirty (30) days prior notice to the Purchaser. Such notice shall include an updated form of ANNEX A, containing the revised Local Currency Prices applicable for all relevant classifications of Foil, and this Agreement shall be deemed amended by the replacement of ANNEX A with such newly provided ANNEX A, effective as of the date which is thirty (30) days after receipt by the Purchaser of such notice; and

            (ii) the Conversion Price payable as part of the Contract Price denominated in Dollars may be modified (upwards or downwards) no more than *** in proportion to increases or decreases in the US CPI. Such modification shall take place by either Party sending to the other Party thirty (30) days prior notice. Such notice shall include an updated Form of ANNEX A containing the revised Conversion Prices applicable for all relevant classifications of Foil, and this Agreement shall be deemed amended by the replacement of ANNEX A with such newly provided ANNEX A, effective as of the date which is thirty (30) days after receipt by the other Party of such notice.

5.3 The Parties shall use their Commercially Reasonable Efforts to cooperate with a view to achieving cost reductions resulting in reductions of the Contract Price payable hereunder. Any increase of the Local Currency Prices made in accordance with Section 5.2 shall be no more than the amount of any similar price increases in the market for comparable (in terms of quantities and specifications) Foil in Brazil.

5.4 Within ten (10) days following each delivery of Foil, the Supplier shall submit to the Purchaser an invoice in respect thereof. An invoice submitted by telex or facsimile shall be regarded as a valid invoice for purposes of this Agreement. All amounts invoiced by the Supplier hereunder shall be invoiced in Reais. Any amount payable hereunder which is denominated in Dollars shall, for purposes of invoicing, be converted into Reais utilizing the Exchange Rate applicable on the Friday preceding the date of the invoice. For purposes of calculating the amount to be paid by the Purchaser in respect of any invoice, the "DOLLAR REFERENCE VALUE" applicable to such invoice shall be an amount in Dollars which is (i) in respect of each invoiced amount originally denominated in Dollars and converted into Reais pursuant to this Section 5.4, the amount originally denominated in Dollars, and (ii) in respect of each invoiced amount originally denominated in Reais, such amount converted into Dollars utilizing the Exchange Rate applicable on the Friday preceding the date of the invoice.

5.5 All invoices submitted pursuant to Section 5.4 shall be paid in Reais no later than 60 days after the date of delivery of Foil hereunder. For purposes of payment, any amount invoiced hereunder shall be adjusted upwards or downwards on the date of

      *** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

      payment by adding to (if positive) or subtracting from (if negative) the amount invoiced in Reais, the Exchange Rate Differential. The "EXCHANGE RATE DIFFERENTIAL" in respect of any amount to be paid, on the date of such payment, shall be the positive or negative amount, in Reais, resulting by subtracting (i) the applicable Dollar Reference Value, converted into Reais utilizing the Exchange Rate on the Friday preceding the date of the invoice, from (ii) the applicable Dollar Reference Value converted into Reais utilizing the Exchange Rate applicable on the date preceding the date of payment.

5.6 Payment of the invoiced amount shall be made together with interest in accordance with ANNEX A. Payment shall be made to the Supplier's bank account, details of which shall be provided by the Supplier to the Purchaser from time to time in writing.

5.7 In addition to the Contract Price calculated pursuant to Section 5.1, the Purchaser shall pay to the Supplier all applicable Sales Taxes.

5.8 The Purchaser may request a change of the Specifications upon a minimum of 3 (three) Months written notice to the Supplier, which notice includes an updated form of ANNEX B containing the proposed revised Specifications. The Supplier will use all its Commercially Reasonable Efforts to accommodate such change provided that it is technically possible. In this event, the Local Currency Price and/or Conversion Price, as applicable, for the relevant classification of Foil shall be adjusted, with the agreement of the Purchaser and the Supplier, to reflect the resulting increase or decrease in the costs to the Supplier of conversion resulting from producing Foil to such amended Specifications. If the Purchaser and the Supplier are unable to agree on the amount of such increase or reduction in the Local Currency Price and/or Conversion Price, as applicable, the volume related will be excluded from contract. This Agreement shall be deemed amended by replacing ANNEX B with the updated form of ANNEX B provided by the Purchaser and replacing ANNEX A with an updated ANNEX A setting out the new Local Currency Price and/or Conversion Prices, as applicable, agreed to by the Purchaser and the Supplier, all such amendments to be effective on the date of first supply hereunder of Foil conforming to the amended new Specifications.

5.9 The Purchaser shall visually inspect the Foil promptly following delivery, and notify the Supplier within fourteen (14 ) days thereafter of any defects that were or should have been apparent from such inspection.

5.10 Where the Supplier has supplied the Purchaser with Foil which does not conform to the Specifications, the Supplier will either replace the defective Foil with Foil conforming to the Specifications at no extra charge (and will collect the defective Foil at its own expense), or will refund the Contract Price (along with any applicable taxes or other charges paid in respect thereof) paid by the Purchaser for the defective Foil. The Supplier shall also reimburse and indemnify the Purchaser from and against all costs and expenses (the "LOSSES") resulting from any failure by the Supplier to deliver Foil in accordance with the terms hereof, including as a result of delivery of Foil with gauges or widths that differ from those required under the Specifications, provided that the Purchaser shall use all its Commercially Reasonable Efforts to mitigate such Losses, including, without limitation, through acquisition of Foil from alternative sources.

5.11 Notwithstanding any other provisions in this Agreement, the Supplier will be liable for, and shall indemnify the Purchaser in respect of, all Liabilities in respect of death or personal injury to any person to the extent that this results from the negligent supply of Foil not conforming to the Specifications.

5.12 Sections 9.04, 9.05, 9.06, 9.07 and 9.09 of the Separation Agreement shall apply, mutatis mutandis with respect to any Liability which is subject to any indemnification or reimbursement pursuant to this Agreement.

6.    ASSIGNMENT

      No Party shall assign or transfer this Agreement, in whole or in part, or any interest or obligation arising under this Agreement, without the prior written consent of the other Party.

7.    EARLY TERMINATION

      This Agreement may be terminated in its entirety immediately at the option of a Party (the "TERMINATING PARTY"), in the event that an Event of Default occurs in relation to the other Party (the "DEFAULTING PARTY"), and such termination shall take effect immediately upon the Terminating Party providing notice to the Defaulting Party of the termination.

      For the purposes of this Agreement, each of the following shall individually and collectively constitute an "EVENT OF DEFAULT" with respect to a Party:

      (a) such Party defaults in payment of any payments which are due and payable by it pursuant to this Agreement, and such default is not cured within sixty (60) days following receipt by the Defaulting Party of notice of such default;

      (b) such Party breaches any of its material obligations pursuant to this Agreement (other than as set out in paragraph (a) above), and fails to cure it within sixty (60) days after receipt of notice from the non-defaulting Party specifying the default with reasonable detail and demanding that it be cured, provided that if such breach is not capable of being cured within sixty (60) days after receipt of such notice and the Party in default has diligently pursued efforts to cure the default within the sixty (60) day period, no Event of Default under this paragraph (b) shall occur;

      (c) in case of the Purchaser, Alcan Inc., or in case of the Supplier, Novelis Inc., breaches any representation or warranty, or fails to perform or comply with any covenant, provision, undertaking or obligation in or of the Separation Agreement;

      (d) such Party (i) is bankrupt or insolvent or takes the benefit of any statute in force for bankrupt or insolvent debtors, or (ii) files a proposal or takes any action or proceeding before any court of competent jurisdiction for dissolution, winding-up or liquidation, or for the liquidation of its assets, or a receiver is appointed in respect of its assets, which order, filing or appointment is not rescinded within sixty (60) days; or

      (e) proceedings are commenced by or against such Party under the laws of any jurisdiction relating to reorganization, arrangement or compromise.

8.    REPRESENTATIONS AND WARRANTIES

8.1   REPRESENTATIONS AND WARRANTIES

      Each Party represents and warrants to and in favour of the other Party as follows and acknowledges that the other Party is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

      (a) it is duly incorporated and organized and is validly existing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own its assets and to conduct its businesses and to perform its obligations hereunder;

      (b) the execution and delivery of this Agreement by it and the completion by it of the transactions contemplated herein, do not and will not result in the breach of, or violate any term or provision of, its articles or by-laws;

      (c) it is not subject to any outstanding injunction, judgment or order of any Governmental Authority which would prevent or materially delay the transactions contemplated by this Agreement; there are no civil, criminal or administrative claims, actions, suits, demands, proceedings, hearings or investigations pending or, to the Party's knowledge, threatened, at law, in equity or otherwise, in, before, or by, any Governmental Authority which (if successful) would prevent or materially delay the consummation of the transactions contemplated by this Agreement;

      (d) no dissolution, winding up, bankruptcy, liquidation or similar proceeding has been commenced, or is pending or proposed, in respect of it; and

      (e) the execution and delivery of this Agreement and the completion of the transactions contemplated herein, have been duly approved by its board of directors and this Agreement constitutes legal, valid and binding obligations of such Party enforceable against it in accordance with its terms, subject to legislation relating to bankruptcy, insolvency, reorganization and other similar legislation of general application and other laws affecting the enforcement of creditors' rights generally, to general principles of equity and limitations upon the enforcement of indemnification for fines or penalties imposed by law and to the discretionary power of the courts as regards specific performance or injunctive relief.

9.    CONFIDENTIALITY

9.1 Subject to Section 9.3, each of the Parties shall hold, and shall cause its respective Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) and its Representatives to hold, in strict confidence, with at least the same degree of care that applies to its own confidential and proprietary information, all confidential and proprietary information concerning the other Party and its Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) that is either in its possession or is furnished by such other Party or Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) of any such Party or its Representatives at any time pursuant to this Agreement or the transactions contemplated hereby (any such information referred to herein as "CONFIDENTIAL INFORMATION"), and shall not use any such Confidential Information other than for such purposes as shall be expressly permitted hereunder. Notwithstanding the foregoing, Confidential Information shall not include information that is or was:

            (i) in the public domain through no fault of such Party or any of its Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) or any of its respective Representatives,

            (ii) lawfully acquired by such Party or any of its Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) from a Third Party not bound by a confidentiality obligation, or

            (iii) independently generated or developed by Persons who do not have access to, or descriptions of, any such confidential or proprietary information of the other Party (or any of its Affiliates (whether now an Affiliate or hereafter becoming an Affiliate)).

9.2 Each Party agrees not to release or disclose, or permit to be released or disclosed, any Confidential Information to any other Person, except its Representatives who need to know such Confidential Information (who shall be advised of their obligations hereunder with respect to such Confidential Information), except in compliance with Section 9.3.

9.3 In the event that any Party or any of its Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) either determines on the advice of its counsel that it is required to disclose any Confidential Information pursuant to Applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Confidential Information of the other Party (or any Affiliate (whether now an Affiliate or hereafter becoming an Affiliate) of such other Party), such Party shall, to the extent permitted by Applicable Law, notify the other Party prior to it or its Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) disclosing or providing such Confidential Information, and shall use its Commercially Reasonable Efforts to cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Person that receives such request may thereafter disclose or provide such Confidential Information to the extent (but only to the extent) required by such Applicable Law (as so advised by legal counsel) or by lawful process or by such Governmental Authority and shall promptly provide the Person that receives such request with a copy of the Confidential Information so disclosed, in the same form and format as disclosed, together with a list of all Persons to whom such Confidential Information was disclosed.

10.   DISPUTE RESOLUTION

10.1  DISPUTES

      The provisions of this Section 9 shall govern all disputes, controversies or claims (whether arising in contract, delict, tort or otherwise) between the Parties that may arise out of, or relate to, or arise under or in connection with, this Agreement or the transactions contemplated hereby (a "DISPUTE").

10.2  NEGOTIATION

      The Parties hereby undertake to attempt in good faith to resolve any Dispute by way of negotiation between senior executives of the Parties who have authority to settle such Dispute. In furtherance of the foregoing, any Party may initiate the negotiation by way of a notice (an "ESCALATION NOTICE") demanding an in-person meeting involving representatives of the Parties at a senior level of management of the Parties (or if the Parties agree, of the appropriate strategic business unit or division within such Party). A copy of any Escalation Notice shall be given to the Chief Legal Officer of each Party (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such negotiation may be established by the Parties from time to time; provided, however, that the negotiations shall be completed within thirty
      (30) days of the date of the Escalation Notice or within such longer period as the Parties may agree in writing prior to the expiration of the initial thirty-day period.

10.3  ARBITRATION

      (a) Any Dispute which has not been resolved by negotiation as provided herein within thirty (30) days of the date of the Escalation Notice or such extended period as may be agreed to by the Parties, shall be referred to and finally resolved by arbitration in accordance with the Arbitration Rules of the ICC then in force.

      (b) The arbitral tribunal shall consist of three arbitrators. The place of arbitration shall be Miami, Florida, United States of America. The language of the arbitration, and all communications in respect thereof, shall be in English.

      (c) The costs of the arbitration shall be fixed by the arbitral tribunal and shall be borne by the unsuccessful Party, unless the arbitral tribunal, in its discretion, determines a different apportionment, taking all relevant circumstances into account. The costs of arbitration include: (i) the fees and disbursements of the arbitrators, (ii) reasonable travel and other expenses of witnesses;
            (iii) the reasonable fees and expenses of expert witnesses; and (iv) the costs of legal representation and assistance, to the extent that the arbitral tribunal determines that the amount of such costs is reasonable.

      (d) The arbitral tribunal shall endeavour to issue its award within sixty (60) days of the last hearing of the substantive issues in dispute between the Parties; however, the arbitral tribunal shall not lose jurisdiction if it fails to respect this delay. The arbitral award shall be final and binding.

      (e) Neither the Parties (including their auditors and insurers) nor their counsel and any Person necessary to the conduct of the arbitration nor the arbitrators shall disclose the existence, content (including submissions and any evidence or documents presented or exchanged), or results of any arbitration hereunder without the prior written consent of the Parties, except as required by Applicable Law or the applicable rules of a stock exchange.

10.4  CONTINUING OBLIGATIONS

      The existence of a Dispute with respect to this Agreement between the Parties shall not relieve either Party from performance of its obligations under this Agreement that are not the subject of such Dispute.

11.   MISCELLANEOUS

11.1  CONSTRUCTION

      In this Agreement and in the Annexes hereto, unless a clear contrary intention appears:

      (a)   the singular number includes the plural number and vice versa;

      (b) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this

            Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

      (c)   reference to any gender includes each other gender;

      (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, supplemented or restated and in effect from time to time in accordance with the terms thereof subject to compliance with the requirements set forth herein;

      (e) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision;

      (f) "herein", "hereby", "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

      (g) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

      (h) the Table of Contents and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

      (i) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and

      (j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

11.2  PAYMENT TERMS

      Any amount to be paid or reimbursed by one Party to the other under this Agreement, save as expressly provided in Sections 2 and 5, shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or reasonable explanation supporting such amount.

11.3  NOTICES

      All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) on the date of delivery, if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the date of actual receipt if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed by telephone. All notices hereunder shall be delivered as follows:

      IF TO THE PURCHASER, TO:

      Alcan Embalagens do Brasil Ltda.
      Avenida Joao Ramalho, 964
      Maua, SP, Brazil CEP 09371-902

      Fax: +55 (11) 4512-4133

      Attention: Mr. Marco Antonio Ferraroli dos Santos

      IF TO THE SUPPLIER, TO:

      Novelis do Brasil Ltda.
      Rua Felipe Camarao, 414
      Utinga, Santo Andre, Sao Paulo State, Brazil

      Fax: +55 (11) 4469-6368

      Attention: Mr. Mauro Moreno

      Any Party may, by notice to the other Party, change the address or fax number to which such notices are to be given.

11.4  GOVERNING LAW

      This Agreement shall be governed by and construed and interpreted in accordance with the laws of Brazil irrespective of conflict of laws principles under Brazil law, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

11.5  WAIVER OF IMMUNITY

      To the extent that a Party or any of its revenues, assets or properties shall be entitled, with respect to any proceeding relating to enforcement of this Agreement or any award thereunder at any time brought against such Party or any of its revenues, assets or properties, to any sovereign or other immunity from suit, from jurisdiction, from attachment prior to judgment, from attachment in aid of execution of judgment, from execution of a judgment or from any other legal or judicial process or remedy, and to the extent that in any jurisdiction there shall be attributed such an immunity, such Party irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

11.6  JUDGMENT CURRENCY

      The obligations of a Party to make payments hereunder shall not be discharged by an amount paid in any currency other than Reais, whether pursuant to a court judgment or arbitral award or otherwise, to the extent that the amount so paid upon conversion to Reais, and transferred to an account indicated by the Party to receive such funds under normal banking procedures does not yield the amount of Reais, due, and each Party hereby, as a separate obligation and notwithstanding any such judgment or award, agrees to indemnify the other Party against, and to pay to such Party on demand, in Reais, any difference between the sum originally due in Reais, and the amount of Reais, received upon any such conversion and transfer.

11.7  ENTIRE AGREEMENT

      This Agreement and the exhibits, schedules, annexes and appendices hereto and the specific agreements contemplated herein, contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter. No agreements or understandings exist between the Parties with respect to the subject matter hereof other than those set forth or referred to herein.

11.8  CONFLICTS

      In case of any conflict or inconsistency between this Agreement and the Separation Agreement, this Agreement shall prevail.

11.9  SEVERABILITY

      If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

11.10 SURVIVAL

      The obligations of the Parties under Sections 5, 9, 10, 11.10 and 11.4 and liability for the breach of any obligation contained herein shall survive the expiration or earlier termination of this Agreement.

11.11 EXECUTION IN COUNTERPARTS

      This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

11.12 AMENDMENTS

      No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

11.13 WAIVERS

      No failure on the part of a Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by Applicable Law.

11.14 NO PARTNERSHIP

      Nothing contained herein or in the Agreement shall make a Party a partner of any other Party and no Party shall hold out the other as such.

11.15 TAXES, ROYALTIES AND DUTIES

      Subject to Section 5.7 regarding Sales Taxes, (i) all royalties, taxes and duties imposed or levied on any Foil delivered hereunder shall be for the account of and paid by the Supplier to the point of legal delivery, which shall be as stated in Incoterms 2000 in respect of goods sold FOB and (ii) all royalties, taxes and duties imposed or levied on the Foil after such delivery shall be for the account of and paid by the Purchaser.

11.16 LIMITATIONS OF LIABILITY

      Neither Party shall be liable to the other Party for any indirect, collateral, incidental, special, consequential or punitive damages arising in any way out of this Agreement; provided, however, that the foregoing limitations shall not limit any Party's indemnification obligations for Liabilities with respect to Third Party Claims as set forth in Article IX of the Separation Agreement (as if such Article was set out in full herein by reference to the obligations of the Parties hereunder).

11.17 ENGLISH LANGUAGE

      All documents to be furnished or communications to be made or given under this Agreement made in connection with any Dispute shall be in the English language or, if in another language, shall be accompanied by a translation into English certified by the Party making or furnishing such documents or communications, which translation shall be the governing version between the Parties hereto.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.]

IN WITNESS WHEREOF, the Parties hereto have caused this Foil Supply Agreement to be executed by their duly authorized representatives.

                                       NOVELIS DO BRASIL LTDA.

                                       By: _______________________________
                                           Name:
                                           Title:

                                       By: _______________________________
                                           Name:
                                           Title:

                                       ALCAN EMBALAGENS DO BRASIL LTDA.

                                       By: _______________________________
                                           Name:
                                           Title:

                                       By: _______________________________
                                           Name:
                                           Title: